FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 19, 2021		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Q4 Net Sales Jump 37%, Closing Fiscal Year with a 7% Gain

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter ended June 30, 2021.

Sales for the fourth quarter were $5,420,471, which is a 37.3% increase from sales of $3,948,968 for the same three month period one year ago. The three month net income was $331,943, compared to net income of $158,238 for the fourth quarter last year. Basic income per common share for the quarter was $0.04 compared to basic income per common share of $0.02 for the three month period one year ago.  Diluted income per common share for the quarter was $0.03 compared to diluted income per common share of $0.02 for the three month period one year ago.

"This year we saw solid improvements across a number of distinct channels.  Export markets,  US based distributors, and our own Direct to Consumer business increased significantly,” Michael J. Koss Chairman and CEO said today.  "Setbacks occurred domestically at traditional brick and mortar locations."  Koss went on to explain that the distribution shift had also helped to create a more favorable model mix.

Sales for the year ended June 30, 2021 increased 6.7% from $18,311,830 in the same period last year to $19,546,008 in the current year. The net income for the fiscal year ended June 30, 2021, was $493,594 compared to net loss of $465,597 for the same period last year. Basic income per common share for the year was $0.06 compared to basic loss per common share of $0.06 last year.  Diluted income per common share for the year was $0.05 compared to diluted loss per common share of $0.06 for the same period last year.

"We dialed in the right channels and products for 2021.  Our gross margins increased by over a million dollars for the twelve months on a net sales increase of $1.2 million," Koss said.

Koss added concerns about recent increased freight rates and delays.  "It is clear that we are in a worldwide demand surge with a shortage of supply.  If the premium rates we have experienced in July continue beyond February, it is conceivable that the increased expenses of freight will consume most of next year's expected net income.  Despite this potential impact, the company believes it will still produce positive cash flow in 2022."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$5,420,471	$3,948,968	$19,546,008	$18,311,830
Cost of goods sold	3,360,013	2,587,678	12,813,873	12,649,222
Gross profit	2,060,458	1,361,290	6,732,135	5,662,608

Selling, general and administrative expenses	1,729,416	1,207,667	7,122,627	6,146,650

Income (loss) from operations	331,042	153,623	(390,492)	(484,042)

Other income	-	-	885,505	-
Interest income	958	230	2,706	20,185

Income (loss) before income tax provision	332,000	153,853	497,719	(463,857)

Income tax provision (benefit)	57	(4,385)	4,125	1,740

Net income (loss)	$331,943	$158,238	$493,594	$(465,597)

Income (loss) per common share:
Basic	$0.04	$0.02	$0.06	$(0.06)
Diluted	$0.03	$0.02	$0.05	$(0.06)

Weighted-average number of shares:
Basic	8,560,123	7,404,831	7,864,688	7,404,831
Diluted	10,102,376	7,404,831	9,639,273	7,404,831